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                                                                    EXHIBIT 4.69


SERVICE AGREEMENT

between

DRD (ISLE OF MAN) LIMITED

and

IAN LOUIS MURRAY

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                                                                               .
                                                                               .
                                                                               .

CONTENTS

NO   CLAUSE                                                                                         PAGE NO
1    RECORDAL...............................................................................           3
2    DEFINITIONS............................................................................           3
3    TERM OF EMPLOYMENT.....................................................................           5
4    DUTIES.................................................................................           5
5    REMUNERATION PACKAGE...................................................................           6
6    EXPENSES AND REIMBURSEMENTS............................................................           6
7    BONUS AND INCENTIVES...................................................................           6
8    INSURANCE COVER........................................................................           9
9    LEAVE..................................................................................          10
10   TERMINATION............................................................................          11
11   ELIGIBLE TRANSACTIONS..................................................................          12
12   SHARE OPTIONS..........................................................................          13
13   BENEFITS PAYABLE FOR AN ELIGIBLE TERMINATION...........................................          14
14   NOTICES................................................................................          14
15   THE RIGHT OF THE COMPANY TO ASSIGN THIS AGREEMENT......................................          15
16   DISCIPLINARY RULES AND GRIEVANCE PROCEDURE.............................................          15
17   DISPUTES...............................................................................          15
18   GENERAL................................................................................          15

ANNEXURES:

Annexure A:     Executive's Duties and Responsibilities

Annexure B:     Executive's Account Particulars

Annexure C:     Disciplinary Rules

Annexure D:     Grievance Procedure

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SERVICE AGREEMENT

between

DRD (ISLE OF MAN) LIMITED
(a company duly incorporated under the company laws of the Isle of Man under Registration Number 94445C)
("the Company")

and

IAN LOUIS MURRAY
(Identity Number 6608185124009)
("the Executive")

1        RECORDAL

         1.1      The parties record that -

                  1.1.1 the Executive commenced employment with the Company on the Engagement date and has been continuously employed by the Company since that date;

                  1.1.2 the Executive is currently employed by the Company in terms of a contract of employment dated 26 March 2002 ("the Previous Agreement");

                  1.1.3 the parties hereby enter into this Agreement to replace the Previous Agreement; and

                  1.1.4 the Executive has been appointed as an alternative Director of the Company which appointment shall continue in effect.

2        DEFINITIONS

         For the purposes of this Agreement unless the context indicates otherwise, the Parties defined in the heading of this Agreement shall retain such definitions and the words and expressions set out below shall have the meanings assigned to them and cognate expressions shall have a corresponding meaning, namely:

         2.1   "this Agreement"     means this agreement and all its Annexures;

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         2.2   "Auditors"           means the auditors of the Company for the
                                    time being;

         2.3   "Board"              means the board of directors of the Company
                                    for the time being;

         2.4   "Code"               means the Securities Regulation Code
                                    promulgated in terms of section 440(C)(5) of the South African Companies Act, 1973, as amended from time to time;

         2.5   "Commencement        means 26 March 2002;
               Date"

         2.6   "Documents"          means documents of any nature, disks,
                                    notebooks, tapes or any medium whether or not eye-readable on which information may be recorded from time to time;

         2.7   "Engagement Date"    means the date on which the Executive
                                    commenced his employment and from which he has had continuous service with the Group, namely 1 October 1997;

         2.8   "Group"              means Durban Roodepoort Deep, Limited, a
                                    company incorporated in the Republic of
                                    South Africa and all its subsidiaries and affiliated companies;

         2.9   "Group Remuneration  means the committee of directors of the
               Committee"           Company or of Companies within the Group
                                    which considers and determines the
                                    remuneration payable to executives employed by companies within the group;

         2.10  "Parties"            means the Parties to this Agreement;

         2.11  "Remuneration        means the remuneration package as set out
               Package"             in CLAUSE 5.1; and

         2.12  "Share Option        means the Durban Roodepoort Deep (1996)
               Scheme"              Share Option Scheme or any other scheme of
                                    the same or similar kind in which the
                                    Executive is, or may be, an eligible
                                    participant.

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3        TERM OF EMPLOYMENT

         3.1 This Agreement shall be deemed to have commenced on the Commencement Date and, subject to CLAUSE 10, shall continue in force for a further period of two years, which period shall be deemed to have commenced on 1 December 2003 and will terminate on 30 November 2005.

         3.2 On the expiry of this Agreement on 30 November 2005, the Executive shall be paid an amount equal to half his Remuneration Package calculated on the basis of the Remuneration Package payable to the Executive on the date of termination of employment.

         3.3 The parties envisage the possibility that this Agreement may be extended for a further period of time, or that a new agreement may be entered into between them in terms of which the Executive continues to be employed by the Company. Should this Agreement be extended or should a new agreement be entered into, the payment referred to in CLAUSE 3.2 shall not be made but shall be made on the termination of the new agreement or on the termination of the extended period.

4        DUTIES

         4.1 The Executive is appointed as Chief Executive Officer and shall:

                  4.1.1    perform such duties and exercise such
                           responsibilities as set out in Annexure A hereto as amended from time to time and such other duties as are determined from time to time by the Board;

                  4.1.2 comply with all reasonable instructions given to him from time to time by the Board;

                  4.1.3 carry out his duties in a proper, loyal and efficient manner and use his best endeavors to properly conduct, improve, extend, develop, promote, protect and preserve the business interests, reputation and goodwill of the Company and the Group;

                  4.1.4 comply with all the Company's reasonable rules, regulations, policies, practices and procedures laid down and amended from time to time for the efficient and harmonious operation of the Company's business; and

                  4.1.5 not be in the employment of any other employer other than within the Group throughout the duration of this Agreement.

         4.2 Unless otherwise agreed, the Executive's normal hours of work will be from 9h00 until 17h00, Mondays to Fridays. However, as senior member

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                  of management the Executive shall be required to work such additional hours as are necessary to perform his duties effectively.

         4.3 The Executive shall not, either during his employment by the Company or thereafter, use or disclose to any third parties, or attempt to use or disclose to any third parties, any Confidential Information. For the purposes of this Agreement confidential information includes information, which is of a confidential nature relating to the Company and the Group, including without being limited to, business plans, trade secrets, financial information, technical information and/or commercial information.

         4.4 Upon the termination of his employment with the Company, and if so requested by the Company during employment, the Executive shall deliver to the Company all lists of clients or customers, correspondence and all other Documents, papers and records which may have been prepared by him or have come into his possession in the course of his employment with the Company, and the Executive shall not be entitled to retain any copies thereof. The Executive acknowledges that all title and copyright in the Confidential Information and Documents shall vest in the Company.

5        REMUNERATION PACKAGE

         5.1 The Executive shall be paid an annual all-inclusive Remuneration Package amounting to US$200 000.00 (two hundred thousand United States dollars) paid in 12 equal amounts.

         5.2 Payment shall be made monthly in arrears by bank credit transfer into the Executive's Account, which Account Particulars are more fully set out in Annexure B hereto, on or about the 24 day of each month.

         5.3 The Executive will be responsible for all personal tax obligations.

         5.4 The Remuneration Package referred to in CLAUSE 5.1 shall include contributions made to a retirement fund of the Executor's choice.

6        EXPENSES AND REIMBURSEMENTS

         The Company will refund, or will procure the refunding, to the Executive of all reasonable expenses properly incurred by him in performing his duties under this Agreement in accordance with Company policy. This will include expenses relating to entertainment and traveling. The Company requires the Executive to submit official receipts or other documents as proof that he has incurred any expenses he claims.

7        BONUS AND INCENTIVES

         7.1 In addition to the Executive's Remuneration Package and other benefits stipulated in this Agreement, the Executive shall be entitled to the bonuses

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                  and incentives set out in this clause, subject to the
                  conditions set out herein.

         7.2 The Executive shall be entitled to bonuses to be determined with reference to targets set in terms of key performance indicators as agreed between the Executive and the Group Remuneration Committee.

                  7.2.1 Bonuses shall be calculated and be payable in respect of 4 (four) bonus cycles. The first cycle shall be deemed to have commenced on 1 January 2004 and shall terminate on 30 June 2004. The second bonus cycle shall commence on 1 July 2004 and shall terminate on 31 December 2004. The third bonus cycle shall commence on 1 January 2005 and terminate on 30 June 2005. The fourth bonus cycle shall commence on 1 July 2005 and terminate on 30 November 2005. Should the Executive _____________ indicators agreed to in respect of a specific bonus cycle he shall be entitled to a bonus of 50 (fifty) per cent of his Remuneration Package. Should the Executive not fully meet all the targets set in terms of the key performance indicators as agreed, he shall be entitled to such lesser bonus as determined by the Group Remuneration Committee. This bonus will be determined with reference to the extent that the targets have been met.

                  7.2.2 The bonuses referred in CLAUSE 7.2.1 will be paid to the Executive by the Company within 30 (thirty) business days of the end of each bonus cycle.

                  7.2.3 The bonuses referred to in CLAUSE 7.2.1 will be paid in the following manner:

                           7.2.3.1 the Company shall pay to the Executive the amount due to the Executive in terms of clause 7.2.1 less 25% (twenty five per cent) of that amount;

                           7.2.3.2 an amount equivalent to the amount deducted in terms of CLAUSE 7.2.3.1 shall be retained by the Company for the benefit of the Executive (excluding interest);

                           7.2.3.3 the Executive shall, provided that the Executive meets the performance criteria determined by the Group Remuneration Committee and accordingly qualifies for a bonus during the next bonus cycle, be entitled to receive payment of the amount retained by the Company during the previous bonus cycle.

                  7.2.4 Notwithstanding the above, if this Agreement is not extended, or a further agreement is not entered into as envisaged in CLAUSE 3.3,

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                           any bonus payable in respect of the final bonus cycle
                           shall be payable in full within 30 (thirty) business days of the end of the final bonus cycle.

                  7.2.5 The provisions of this CLAUSE 7.2 shall be applicable to each bonus cycle.

                  7.2.6 Any bonus payable in terms of the Previous Agreement shall continue to accrue and be payable in terms of the Previous Agreement.

         7.3 Subject to the provisions set out below, and as consideration for agreeing to remain in the employment of the Company for the periods set out below, the Executive shall be issued or provided with up to 168 000 (one hundred and sixty-eight thousand) ordinary shares in Durban Roodepoort Deep, Limited in the tranches set out below. The 168 000 (one hundred and sixty-eight) thousand shares represent an amount equal to 240 (two hundred and forty) per cent of the Executive's Remuneration Package based on the closing price of the Company's shares as quoted on NASDAQ on 1 December 2003. If the Executive becomes entitled to shares in terms of this CLAUSE 7.3, the Company shall procure that these shares are issued to the Executive by Durban Roodepoort Deep, Limited or shall take all such other steps as are necessary, at its own cost, to provide the Executive with these shares. If these shares are not issued or provided, the Company shall pay the Executive the monetary value thereof.

                  7.3.1 The shares shall be issued or provided to the Executive in four equal tranches. The Executive shall become entitled to, and shall be issued or provided with, the first tranche on 30 November 2004, provided that he is still in the employment of the Company on this date.

                  7.3.2 The Executive shall become entitled to, and shall be issued or provided with, the second tranche on 30 November 2005, provided that he is still in the employment of the Company on this date.

                  7.3.3 The Executive shall become entitled to, and shall be issued or provided with, the third tranche on 30 November 2006, provided that he is still in the employment of the Company on this date.

                  7.3.4 The Executive shall become entitled to, and shall be issued or provided with the final tranche on 30 November 2007 provided that he is still in the employment of the Company on this date.

                  7.3.5 Should this Agreement automatically terminate in accordance with the provisions of CLAUSE 3.1 read with CLAUSE 10.1.1, and should there be no extension of this Agreement or the conclusion of

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                           another agreement as envisaged in CLAUSE 3.3, the
                           Board may, at its discretion, award the Executive all or some of the shares to which the Executive would have become entitled in terms of CLAUSE 7.3.3 and CLAUSE 7.3.4 if he had remained in the employment of the Company. In this event the Company shall procure that these shares are issued to the Executive by Durban Roodepoort Deep, Ltd or shall take all such other steps as are necessary to provide the Executive with these shares.

                  7.3.6 The Executive shall be entitled to elect not to be issued a portion of any of the shares to which he becomes entitled in terms of CLAUSES 7.3.1, 7.3.2, 7.3.3, 7.3.4 OR 7.3.5, but rather to receive a monetary amount in lieu of such shares from the Company, calculated at the share price as set out in CLAUSE 7.3 above.

                  7.3.7 If, on a date that shares should be issued or provided in terms of this clause, the Executive is prohibited, in terms any legal provision and/or any rule or directive of any applicable Stock Exchange or Securities Regulation Authority, from being issued or provided with these shares, these shares shall be issued or provided on the first date on which such prohibition is no longer in effect.

                  7.3.8 The parties record that the coming into effect of CLAUSE 7.3 is subject to the shareholders of Durban Roodepoort Deep, Limited granting the necessary approval in terms of the South African Companies Act, 1973, (if applicable) and the Isle of Man Companies Legislation (if applicable). The parties further record that if such approval is not granted, the Executive shall be eligible for shares in terms of the

8        INSURANCE COVER

         8.1 The Company shall apply for and maintain a reasonable level of Directors' and Officers' Liability Insurance, with the Executive covered as an insured and the Company will maintain at its expense the same cover for the Executive for a period of 7 (seven) years after termination of this Agreement by either party for any reason whatsoever.

         8.2 The Company undertakes to pay the premiums payable in respect of the Executive under the Group Life Scheme of the Company. The cover under the Group Life Scheme shall include temporary and permanent disability and trauma insurance. The life assurance cover for the Executive will be an amount equivalent to 4 (four) years of the gross annual Remuneration Package paid to the Executive calculated on the basis of the Remuneration Package payable to the Executive at the date of his death.

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         8.3      On termination of this Agreement by either party for any
                  reason whatsoever, the Executive shall, subject to the rules of the Group Life Scheme, be entitled to remain a member of the Group Life Scheme and to enjoy the same benefits and coverage as those he enjoyed immediately prior to the termination of employment. The benefits and coverage shall be based on the Remuneration Package the Executive was entitled to immediately prior to the date of termination of employment. The Company shall pay all premiums and contributions payable to maintain such membership and coverage for a period of 5
                  (five) years calculated from the date of termination of employment. Should the Executive, as a result of the termination of his employment, not be entitled to retain the benefits and coverage contained in the Group Life Scheme, and he decides to exercise the right to effect whole life or endowment insurance as envisaged in Clause 4 of the Group Life Scheme, all premiums and contributions for such benefits and coverage shall be borne by the Company for a period of 5
                  (five) years calculated from the date of the termination of his employment. The Company shall take all such steps, and provide all such assistance, as may be necessary to ensure that the Executive is entitled to exercise his rights in terms of this clause. ____________________ Sanlam Scheme No 18740 (Policy No. 18681100X6) or any other similar scheme that is in effect at the date of termination of employment.

9        LEAVE

         9.1 The Executive shall be entitled to 30 (thirty) working days' paid leave in each successive period of 12 (twelve) months of work commencing on the Commencement Date and thereafter commencing on 1 July of each following year.

         9.2 The Executive shall be entitled to an additional 21 (twenty-one) working days' paid leave during the period of the 60 (sixty) months commencing on the Engagement Date and an additional 21 (twenty-one) working days' paid leave every successive cycle of 60 (sixty) months thereafter.

         9.3 The Executive shall not be entitled to accumulate any leave set out in CLAUSE 9.1 which has not been taken, unless the Board has specifically requested the Executive in writing not to take leave in such year. Any leave not taken will be converted into cash annually on 1 July each year and be payable to the Executive.

         9.4 Leave provided for in CLAUSE 9.2, which is not taken in a particular cycle of 60 (sixty) months will not be forfeited but must be taken in the next cycle of 60 (sixty) months.

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10       TERMINATION

         10.1 This agreement will terminate in the circumstances set out below.

                  10.1.1 This Agreement will terminate automatically on 30 November 2005 when the 2-year period referred to in CLAUSE 3.1 expires.

                  10.1.2 The Company may terminate this Agreement with or without notice if the Executive -

                           10.1.2.1 commits any serious or persistent breach of
                                    any of the provisions contained in this
                                    Agreement, provided that the inability of the Executive to perform his duties due to incapacity shall not constitute a breach of contract for the purposes of this Agreement;

                           10.1.2.2 is found guilty of theft, fraud or any gross
                                    irregularity; or

                           10.1.2.3 is found guilty of gross misconduct, serious
                                    malperformance, or willful neglect in the discharge of his duties.

                  10.1.3 If the Executive is at any time prevented by illness, injury, accident or any other circumstances beyond his control from discharging his full duties under this Agreement (hereafter referred to as "incapacity") for a total of 180 (one hundred and eighty) or more days in any 12 (twelve) consecutive calendar months' cycle commencing at the Commencement Date, the Company may, by giving one month's written notice of termination to the Executive, terminate this Agreement, in which event he shall be paid an amount equal to half his Remuneration Package calculated on the basis of the Remuneration Package payable to the Executive on the date of termination of employment. Notwithstanding the incapacity and absence from work, the Company shall be required to pay the Executive his full remuneration during any period of absence from work prior to termination of employment in terms of this clause.

                  10.1.4 The Executive may terminate this Agreement by reason of an Eligible Transaction in accordance with the provisions of CLAUSE 11 below.

         10.2 Should this Agreement terminate in terms of any of the provisions thereof, the Executive shall resign his directorship within 2 days of the termination of this Agreement unless the Board agrees in writing to the Executive continuing to act as a director.

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         10.3     Nothing contained in this Agreement shall be construed as
                  according the Executive any entitlement to compensation for loss of office as a director of the Company or any company within the Group.

11       ELIGIBLE TRANSACTIONS

         11.1 For the purposes of this Agreement an "Eligible Transaction" means any agreement, including any agreement forming part of a series of other agreements, which either by itself or together with any of the other agreements, constitutes or results in a transaction involving a change of control of Durban Roodepoort Deep, Limited of a kind which falls within the ambit of clause
                  (a) of the definition of "affected transaction" in Section B of the Code, read with clause 5 of the same Section of the Code.

         11.2 If an Eligible Transaction is entered into, the Executive shall be entitled to terminate this Agreement, subject to the following provisions:

                  11.2.1 the Executive may exercise this right of termination by giving written notice to this effect to the Company at any time from the date on which the announcement of a firm intention to make an offer in respect of the Eligible Transaction, as contemplated in Rule 2.3 of Section D of the Code ("the Announcement Date"), is made in accordance with the requirements of the Code, until the Closing Date of that Eligible Transaction;

                  11.2.2 if the Executive gives written notice of termination in terms of CLAUSE 11.2.1 he may at the same time, or at anytime before the Closing Date, or in the circumstances envisaged in CLAUSE 11.2.6, any time before the extended date as defined in CLAUSE 11.2.6, and notwithstanding the rules of the Share Option Scheme or any other directive of the Board, exercise all options granted to him in terms of the Share Option Scheme, read with CLAUSE 12.2.

                  11.2.3 if the Executive gives written notice of termination in terms of CLAUSE 11.2.1 he shall become entitled to, and shall be issued, all the shares referred to in CLAUSE 7.3 which have not yet been issued to the Executive in terms _______ in CLAUSES 7.3.1, 7.3.2,
                           7.3.3 and 7.3.4 have not yet arrived. The Company shall procure that these shares are issued by Durban Roodepoort Deep, Limited, or shall take all such other steps as are necessary to provide the Executive with these shares. If the shares are not issued or are not provided the Executive shall be paid the full value of the shares by the Company;

                  11.2.4 any notice of termination given by the Executive in terms of CLAUSE 11.2.1, any exercise of his rights under the Share Option Scheme in terms of CLAUSE 11.2.2, and any right to be issued shares in terms of

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                           CLAUSE 11.2.3 shall be conditional upon, and shall
                           therefore take effect only if, the Eligible
                           Transaction itself becomes wholly unconditional and is actually carried into effect and implemented in accordance with its terms and accordingly ceases to be executory;

                  11.2.5 any notice of termination given in terms of CLAUSE 11.2.1, any rights exercised in terms of CLAUSE
                           11.2.2 and any entitlement to shares in terms of CLAUSE 11.2.3 may not be withdrawn or revoked by the Executive, without the written consent of the Company; and

                  11.2.6 if any notice of termination given by the Executive in terms of CLAUSE 11.2.1 takes effect in terms of CLAUSE 11.2.4, this Agreement shall terminate on the Closing Date of the Eligible Transaction; provided that if the Executive is prohibited, in terms any legal provision, and/or rule or directive of any applicable Stock Exchange or Security Regulation Authority, from exercising any right under the Share Option Scheme, or from being issued with shares in terms of CLAUSE 11.2.3, for any period of time during the period between the Announcement Date and the Closing Date, this Agreement will not terminate on the Closing Date but will continue in existence until a period of 30 days has elapsed, calculated from the date on which the prohibition ceased to be of effect (the "extended date"), provided further that if the Closing Date is a date later than the Extended Date this Agreement shall terminate on the Closing Date.

12       SHARE OPTIONS

         12.1 All existing share options granted to the Executive in terms of the Share Option Scheme will be honored and the Company shall procure, as far as is necessary, that they are so honored.

         12.2 In the event of the Executive giving notice of termination of employment in terms of CLAUSE 11.2.1 the Company shall procure that all shares allocated to the Executive in terms of the Share Option eme will not lapse but shall become exercisable by him within the time periods set out in CLAUSE 11.2.1 or
                  11.2.6 whichever is applicable.

         12.3 In the event that the Company is unable to procure that the shares become exercisable, the Company shall indemnify the Executive for any losses suffered as a result thereof.

         12.4 Notwithstanding anything to the contrary in this Agreement, the Company shall be entitled to suspend the Executive during the periods referred to in CLAUSES 11.2.1 or 11.2.6, provided that all amounts and benefits which

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                  otherwise accrue to the Executive during those periods shall continue to accrue as if he were not suspended.

13       BENEFITS PAYABLE FOR AN ELIGIBLE TERMINATION

         13.1 In the event of the Executive giving notice of termination of employment in terms of CLAUSE 11.2.1 the Executive shall, subject to compliance with the relevant company laws, be entitled to receive payment from the Company as a termination benefit an amount equal to:

                                     TS x TE
                                     -------
                                       12

         Where:

         TS   =         means the period (in completed calendar months) served
                        by the Executive as an employee of the Group from the Engagement Date to the date of termination of this Agreement, provided that such period shall not be less than 12 (twelve) calendar months nor more than 48
                        (forty-eight) calendar months; and

         TE   =         means the remuneration package as set out in CLAUSE 5.1.

         13.2 The total amount which becomes payable to the Executive in terms of this clause shall accrue to him on the date on which the termination takes effect, and be payable to him within 30 (thirty) days after the amount has been determined by the Auditors in accordance with CLAUSE 13.3.

         13.3 The total amount and all the separate amounts making up the total amount payable to the Executive in terms of CLAUSE 13.1 including any pro-rata adjustments made, shall be determined by the Auditors as soon as possible after the date of termination, and their certificate as to each of those amounts shall, in the absence of manifest or clerical error, be final and binding on all the Parties.

14       NOTICES

         14.1 Any notices given under this Agreement must be given by letter or fax. Notices to the Company must be addressed to its registered office at the time the notice is given. Notices to the Executive must be given to him personally or sent to his last known address.

         14.2 Except for notices given by hand, notices will be deemed to have been given at the time at which the letter or fax would be delivered in the ordinary course of post or transmission.

15       THE RIGHT OF THE COMPANY TO ASSIGN THIS AGREEMENT

         15.1 The Company shall be entitled, without the consent of the Executive, to assign all its rights and all its obligations under this Agreement to any company, which, at the time of the assignment, is a member of the Group.

         15.2 For the avoidance of any doubt it is expressly recorded that the provisions of CLAUSE 15.1 shall apply mutatis mutandis to any succeeding assignee of this Agreement.

16       DISCIPLINARY RULES AND GRIEVANCE PROCEDURE

         16.1 The Disciplinary Rules attached hereto as Annexure C shall apply to the Executive's Employment. These rules constitute guidelines as to the Executive's Conduct rather than binding contractual obligations. In the event of disciplinary action being taken against the Executive he shall be entitled to take the matter up with the Board.

         16.2 The Grievance Procedure attached hereto as Annexure D shall apply to the Executive. This procedure sets out guidelines rather than binding contractual obligations. In the event of a grievance arising, the Executive shall be entitled to approach the Board to deal with the issue.

         16.3 In the event of a conflict between the provisions of this Agreement on the one hand and the disciplinary rules and grievance procedure on the other, this agreement shall take precedence.

17       DISPUTES

         17.1 In the event of any dispute arising out of this agreement the matter shall be referred to a single arbitrator agreed to by the parties and in the absence of any such agreement such arbitrator shall be appointed by the President for the time being, or in his absence the Vice President for the time being, of the Isle of Man Law Society.

         17.2 This agreement shall be governed by and construed in accordance with the law of the Isle of Man.

18       GENERAL

         18.1 This document contains the entire agreement between the Parties in regard to its subject matter.

         18.2 No Party shall have any claim or right of action arising from any undertaking, representation or warranty not included in this Agreement.

         18.3 No failure by a Party to enforce any provision of this Agreement shall constitute a waiver of such provision or affect in any way a Party's right to require performance of any such provision at any time in the future, nor shall the waiver of any subsequent breach nullify the effectiveness of the provision itself.

         18.4 No agreement to vary, add to or cancel this Agreement shall be of any force or effect unless reduced to writing and signed by or on behalf of the Parties to this Agreement.

   SIGNED at                   on                                      2004

                                For: DRD (ISLE OF MAN) LIMITED

                                /s/ P.F. Mathews
                                ------------------------------------
                                Signatory:
                                Capacity:
                                Authority:

SIGNED at                      on                                     2004

                                /s/ I.L.Murray
                                -------------------------------------
                                IAN LOUIS MURRAY

                         DURBAN ROODEPOORT DEEP, LIMITED

                             (Reg No 1895/000926/06)

                                     [LOGO]

            ROLE AND FUNCTION OF THE CHAIRPERSON (EXECUTIVE CHAIRMAN)

In accordance with King II, the Chairperson's primary function is to preside over meetings of the directors and to ensure the smooth functioning of the Board in the interest of good corporate governance.

The role of the Chairperson is influenced by such matters as the size of the company, the complexity of its operations, the qualities of the Chief Executive Officer, the management team and the skills and experience of each board member.

The core functions performed by the Chairman include:

- Providing overall leadership to the board without limiting the principles of collective responsibility for board decisions;

- Actively participating in the selection of board members as well as overseeing a formal succession plan for the board, Chief Executive Officer and senior management;

- Arranging for new directors to the board to be property inducted and oriented;

- Addressing the development needs of the board as a whole and individual directors;

-        Monitoring and evaluating board and director performance appraisals;

- Determining the formulation of an annual work plan for the board against agreed objectives and goals, as well as playing an active part in setting the agenda for board meetings;

- Acting as the main information link between the board and management, and particularly between the board and the Chief Executive Officer;

- Assist in maintaining relations with the company's shareowners and more important stakeholders;

- Ensuring that all directors play a fun and constructive role in the affairs of the company and taking a leading role in removing non-performing or unsuitable directors from the board;

- Ensuring that all relevant information and facts, objectively speaking, are placed before the board to enable directors to reach informed decisions;

-        Upholds the highest standards of integrity and probity;

- Sets the agenda style and tone of board discussions to promote effective decision-making and constructive debate;

-        Ensuring that the board has sufficient time to discuss issues;

- Promotes effective relationships and open communication, both inside and outside the boardroom, between non-executive directors and the executive team;

- Promotes the highest standards of corporate governance and seeks compliance with the provisions of the Code wherever possible;

- Ensures a clear structure for and the effective running of board committees;

-        Ensures effective implementation of board decisions;

- Establishes a close relationship of trust with the chief executive, providing support and advice while respecting executive responsibility; and

- Provides coherent leadership of the company, including representing the company and understanding the view of the shareholders.

                ROLE AND FUNCTION OF THE CHIEF EXECUTIVE OFFICER

In accordance with King II, the Chief Executive Officers primary function is to run the business and to implement the policies and strategies adopted by the board. The Chief Executive Officer also provides leadership, strategic provision, high-level business judgment and wisdom, and the ability to meet immediate performance targets without neglecting longer-term growth opportunities. The Chief Executive Officer therefore plays a critical and strategic role in the operational success of the company's business.

The core functions performed by the Chief Executive Officer:

- Develop and recommend to the board the long-term strategy and vision for the company that will generate satisfactory levels of shareowner value and positive, reciprocal relations with relevant stakeholders;

- Develop and recommend to the board annual business plans and budgets that support the company's long-term strategy;

- Strive consistently to achieve the company's financial and operating goals and objectives, and ensure that the day-to-day business affairs of the company are appropriately monitored and managed;

- Ensure continuous improvement in the quality and value of the products and services provided by the company, and that the company achieves and maintains a satisfactory competitive position within its industry;

- Ensure that the company has an effective management team that actively participate in the development of management and succession planning;

-        Formulate and oversee the implementation of major corporate policies;

-        Serve as the chief spokesperson for the company;

- Maintain a positive and ethical work climate that is conducive to attracting, retaining and motivating a diverse group of employees at all levels of the company; and

- Foster a corporate culture that promotes ethical practices, encourages individual integrity and fulfils social responsibility objectives and imperatives.

                                                                      ANNEXURE B

BANKING DETAILS - I L MURRAY

                                   ANNEXURE C
                             DISCIPLINARY PROCEDURE

         This disciplinary procedure provides for warnings to be given for failure to meet the Company's standards of job performance, conduct (whether during working hours or not) and attendance, or for breach of any of the terms and conditions of employment. The procedure is not contractual but applies to the Executive as an employee of the Company and the Executive should familiarizes himself with its provisions.

1. In the first instance the Senior Independent Non Executive Director (Geoffrey Campbell) ("Senior Independent Non Executive Director") will establish the facts surrounding the complaint if necessary taking into account the statements of any available witnesses.

2. If the Senior Independent Non Executive Director considers that it is not necessary to resort to the formal warning procedure, he will discuss the matter with the Executive suggesting areas for improvement. The discussion will, insofar as is possible, be in private and the Executive will be informed that no formal disciplinary action is being taken.

3. If the Senior Independent Non Executive Director considers that it is necessary to invoke the formal warning procedure they will inform the Executive. The following procedure will then apply, but, depending upon the seriousness of the offence, may be invoked at any level including summary dismissal.

                  3.1 IN THE CASE OF MINOR OFFENCES THE EXECUTIVE WILL BE GIVEN A FORMAL ORAL WARNING. THE EXECUTIVE WILL BE ADVISED THAT THE WARNING CONSTITUTES THE FIRST FORMAL STAGE OF THE DISCIPLINARY PROCEDURE AND THAT A NOTE WILL BE PLACED ON HIS PERSONAL FILE. THE NATURE OF THE OFFENCE AND THE LIKELY CONSEQUENCES OF FURTHER OFFENCES OR A FAILURE TO IMPROVE WILL BE EXPLAINED TO THE EXECUTIVE.

                  3.2 IN THE CASE OF SERIOUS OFFENCES OR A REPETITION OF EARLIER MINOR OFFENCES THE EXECUTIVE WILL BE GIVEN A WRITTEN WARNING, SETTING OUT THE PRECISE NATURE OF THE OFFENCE, THE LIKELY CONSEQUENCES OF FURTHER OFFENCES AND SPECIFYING, IF APPROPRIATE, THE IMPROVEMENT REQUIRED AND OVER WHAT PERIOD.

                  3.3 IN THE CASE OF A FURTHER REPETITION OF EARLIER OFFENCES, IF THE EXECUTIVE STILL FAILS TO IMPROVE OR IF THE OFFENCE, WHILST FALLING SHORT OF GROSS MISCONDUCT, IS SERIOUS ENOUGH TO WARRANT ONLY ONE WRITTEN WARNING, THE EXECUTIVE WILL BE GIVEN A FINAL WRITTEN WARNING SETTING OUT THE PRECISE NATURE OF THE OFFENCE, CONTAINING A STATEMENT THAT ANY RECURRENCE WILL LEAD TO DISMISSAL OR WHATEVER OTHER PENALTY IS CONSIDERED APPROPRIATE

                           AND SPECIFYING, IF APPROPRIATE, THE IMPROVEMENT REQUIRED AND OVER WHAT PERIOD.

                  3.4 DEPENDING UPON THE SERIOUSNESS OF THE MATTER AND ALL THE CIRCUMSTANCES, ANY OF THE ABOVE STAGES MAY BE OMITTED.

                  3.5 IN THE CASE OF GROSS MISCONDUCT OR IF ALL OR THE APPROPRIATE STAGES OF THE WARNING PROCEDURE HAVE BEEN EXHAUSTED THE EXECUTIVE WILL NORMALLY BE DISMISSED, BUT ONLY AFTER CONSIDERATION OF OTHER POSSIBLE DISCIPLINARY ACTION INCLUDING (BUT WITHOUT LIMITATION): DEMOTION OR TRANSFER, LOSS OF SENIORITY OR SALARY INCREMENT; SUSPENSION WITH OR WITHOUT PAY.

4. Where the Executive is accused of an act of gross misconduct he may be suspended from work for on full pay pending the outcome of investigation into the alleged offence.

5. In all cases before any disciplinary action (including warnings) is taken the Executive will be interviewed by the Senior Independent Non Executive Director and will be informed of the allegations made against him. The Executive will be given the opportunity to state his case and at the interview may be accompanied by a colleague of his choice. If the complaint is upheld he will be informed of the disciplinary action to be taken; the stage in the disciplinary procedure to be adopted depending upon the seriousness of the offence, and of the right to appeal.

6. If the Executive is dissatisfied with the outcome of any stage of the above procedure he may appeal either orally or in writing within 7 days to any other independent Non Executive Director as agreed by the Board from time to time.

7. The following are non-exhaustive examples of the sort of offences which, if committed, will normally lead to formal disciplinary action being taken:

                  7.1 MINOR OFFENCES (ORAL WARNING): POOR JOB PERFORMANCE INVOLVING SUB-STANDARD WORK, UNPUNCTUALITY, ABSENTEEISM OR ANY MINOR BREACH OF THE COMPANY'S REGULATIONS.

                  7.2 SERIOUS OFFENCES (WRITTEN WARNING): NEGLIGENCE RESULTING IN MINOR LOSS, DAMAGE OR INJURY; FAILURE TO COMPLY WITH A SPECIFIC INSTRUCTION; IRRESPONSIBILITY IN RELATION TO THE COMPANY'S EMPLOYEES, ACTIVITIES OR IMPROPRIETY IN RELATION TO THE EXECUTIVE'S TASKS FOR THE COMPANY, WHETHER OR NOT WITHIN WORKING HOURS, WHICH THE COMPANY REASONABLY CONSIDERS TO BE DETRIMENTAL TO OR CONFLICTING WITH THE INTERESTS OF THE COMPANY OR ITS CLIENTS OR CUSTOMERS, OR LIKELY TO AFFECT THE STANDARD OF WORK; FAILURE TO DISCLOSE ANY PERSONAL INTEREST THE EXECUTIVE HAS WHICH CONFLICTS WITH ANY MATTER OF A CLIENT OR CUSTOMER WITH WHICH HE IS ENGAGED, OR ANY BREACH OF CONFIDENCE RELATING TO THE COMPANY OR ITS CLIENT'S OR CUSTOMER'S AFFAIRS.

                  7.3 GROSS MISCONDUCT (DISMISSAL): NEGLIGENCE RESULTING IN SERIOUS LOSS, DAMAGE OR INJURY; ASSAULT OR ATTEMPTED ASSAULT; THEFT; MALICIOUS DAMAGE TO PROPERTY; WILLFUL DISREGARD OF DUTIES OR OF INSTRUCTIONS RELATING TO THE EMPLOYMENT; DELIBERATE AND SERIOUS BREACH OF CONFIDENCE RELATING TO THE COMPANY'S OR ITS CLIENT'S OR CUSTOMER'S AFFAIRS; THE USE FOR PERSONAL ENDS OF CONFIDENTIAL INFORMATION OBTAINED BY THE EXECUTIVE IN THE COURSE OF HIS EMPLOYMENT; FALSIFICATION OF RECORDS; CONDUCT VIOLATING COMMON DECENCY, OR CONVICTION ON A CRIMINAL CHARGE RELEVANT TO THE EXECUTIVE'S EMPLOYMENT. (IN SERIOUS CASES, DISMISSAL WILL NORMALLY BE WITHOUT NOTICE.)

                                   ANNEXURE D

                             DISCIPLINARY PROCEDURE

         This disciplinary procedure provides for warnings to be given for failure to meet the Company's standards of job performance. conduct (whether during working hours or not) and attendance, or for breach of any of the terms and conditions of employment. The procedure is not contractual but applies to the Executive as an employee of the Company and the Executive should familiarizes himself with its provisions.

1. In the first instance the Chairman of the Board (Mark Wellesley Wood) ("the Chairman") will establish the facts surrounding the complaint if necessary taking into account the statements of any available witnesses.

2. If the Chairman considers that it is not necessary to resort to the formal warning procedure, he will discuss the matter with the Executive suggesting areas for improvement. The discussion will, insofar as is possible, be in private and the Executive will be informed that no formal disciplinary action is being taken.

3. If the Chairman considers that it is necessary to invoke the formal warning procedure they will inform the Executive. The following procedure will then apply, but. depending upon the seriousness of the offence, may be invoked at any level including summary dismissal.

                  3.1 IN THE CASE OF MINOR OFFENCES THE EXECUTIVE WILL BE GIVEN A FORMAL ORAL WARNING. THE EXECUTIVE WILL BE ADVISED THAT THE WARNING CONSTITUTES THE FIRST FORMAL STAGE OF THE DISCIPLINARY PROCEDURE AND THAT A NOTE WILL BE PLACED ON HIS PERSONAL FILE. THE NATURE OF THE OFFENCE AND THE LIKELY CONSEQUENCES OF FURTHER OFFENCES OR A FAILURE TO IMPROVE WILL BE EXPLAINED TO THE EXECUTIVE.

                  3.2 IN THE CASE OF SERIOUS OFFENCES OR A REPETITION OF EARLIER MINOR OFFENCES THE EXECUTIVE WILL BE GIVEN A WRITTEN WARNING, SETTING OUT THE PRECISE NATURE OF THE OFFENCE, THE LIKELY CONSEQUENCES OF FURTHER OFFENCES AND SPECIFYING, IF APPROPRIATE, THE IMPROVEMENT REQUIRED AND OVER WHAT PERIOD.

                  3.3 IN THE CASE OF A FURTHER REPETITION OF EARLIER OFFENCES, IF THE EXECUTIVE STILL FAILS TO IMPROVE OR IF THE OFFENCE, WHILST FALLING SHORT OF GROSS MISCONDUCT, IS SERIOUS ENOUGH TO WARRANT ONLY ONE WRITTEN WARNING, THE EXECUTIVE WILL BE GIVEN A FINAL WRITTEN WARNING SETTING OUT THE PRECISE NATURE OF THE OFFENCE, CONTAINING A STATEMENT THAT ANY RECURRENCE WILL LEAD TO DISMISSAL OR WHATEVER OTHER PENALTY IS CONSIDERED APPROPRIATE AND SPECIFYING, IF APPROPRIATE, THE IMPROVEMENT REQUIRED AND OVER WHAT PERIOD.

                  3.4 DEPENDING UPON THE SERIOUSNESS OF THE MATTER AND ALL THE CIRCUMSTANCES, ANY OF THE ABOVE STAGES MAY BE OMITTED.

                  3.5 IN THE CASE OF GROSS MISCONDUCT OR IF ALL OR THE APPROPRIATE STAGES OF THE WARNING PROCEDURE HAVE BEEN EXHAUSTED THE EXECUTIVE WILL NORMALLY BE DISMISSED, BUT ONLY AFTER CONSIDERATION OF OTHER POSSIBLE DISCIPLINARY ACTION INCLUDING (BUT WITHOUT LIMITATION): DEMOTION OR TRANSFER, LOSS OF SENIORITY OR SALARY INCREMENT; SUSPENSION WITH OR WITHOUT PAY.

4. Where the Executive is accused of an act of gross misconduct he may be suspended from work for on full pay pending the outcome of investigation into the alleged offence.

5. In all cases before any disciplinary action (including warnings) is taken the Executive will be interviewed by the Chairman and will be informed of the allegations made against him. The Executive will be given the opportunity to state his case and at the interview may be accompanied by a colleague of his choice. If the complaint is upheld he will be informed of the disciplinary action to be taken; the stage in the disciplinary procedure to be adopted depending upon the seriousness of the offence, and of the right to appeal.

6. If the Executive is dissatisfied with the outcome of any stage of the above procedure he may appeal either orally or in writing within 7 days to Geoffrey Campbell ("the Senior Independent Non-Executive Director").

7. The following are non-exhaustive examples of the sort of offences which, if committed, will normally lead to formal disciplinary action being taken:

                  7.1 MINOR OFFENCES (ORAL WARNING): POOR JOB PERFORMANCE INVOLVING SUB-STANDARD WORK, UNPUNCTUALITY, ABSENTEEISM OR ANY MINOR BREACH OF THE COMPANY'S REGULATIONS.

                  7.2 SERIOUS OFFENCES (WRITTEN WARNING): NEGLIGENCE RESULTING IN MINOR LOSS, DAMAGE OR INJURY; FAILURE TO COMPLY WITH A SPECIFIC INSTRUCTION; IRRESPONSIBILITY IN RELATION TO THE COMPANY'S EMPLOYEES, ACTIVITIES OR IMPROPRIETY IN RELATION TO THE EXECUTIVE'S TASKS FOR THE COMPANY, WHETHER OR NOT WITHIN WORKING HOURS, WHICH THE COMPANY REASONABLY CONSIDERS TO BE DETRIMENTAL TO OR CONFLICTING WITH THE INTERESTS OF THE COMPANY OR ITS CLIENTS OR CUSTOMERS, OR LIKELY TO AFFECT THE STANDARD OF WORK; FAILURE TO DISCLOSE ANY PERSONAL INTEREST THE EXECUTIVE HAS WHICH CONFLICTS WITH ANY MATTER OF A CLIENT OR CUSTOMER WITH WHICH HE IS ENGAGED, OR ANY BREACH OF CONFIDENCE RELATING TO THE COMPANY OR ITS CLIENT'S OR CUSTOMER'S AFFAIRS.

                  7.3 GROSS MISCONDUCT (DISMISSAL): NEGLIGENCE RESULTING IN SERIOUS LOSS, DAMAGE OR INJURY; ASSAULT OR ATTEMPTED ASSAULT; THEFT;

                           MALICIOUS DAMAGE TO PROPERTY; WILLFUL DISREGARD OF DUTIES OR OF INSTRUCTIONS RELATING TO THE EMPLOYMENT; DELIBERATE AND SERIOUS BREACH OF CONFIDENCE RELATING TO THE COMPANY'S OR ITS CLIENT'S OR CUSTOMER'S AFFAIRS; THE USE FOR PERSONAL ENDS OF CONFIDENTIAL INFORMATION OBTAINED BY THE EXECUTIVE IN THE COURSE OF HIS EMPLOYMENT; FALSIFICATION OF RECORDS; CONDUCT VIOLATING COMMON DECENCY, OR CONVICTION ON A CRIMINAL CHARGE RELEVANT TO THE EXECUTIVE'S EMPLOYMENT. (IN SERIOUS CASES, DISMISSAL WILL NORMALLY BE WITHOUT NOTICE.)

                                   ANNEXURE E

                            MODEL GRIEVANCE PROCEDURE

1.       PROCEDURE

         If the Executive has any questions or grievances relating to his employment, he may seek redress orally or in writing in the following manner:

                  1.1 In the first instance should refer the grievance to Mark Wellesley Wood ("Chairman of the Board") and the matter will be discussed informally with him.

                  1.2 If the grievance is not thereby resolved or the Executive considers that he has not been fairly treated, he may apply formally in writing to the Chairman of the Board within 7 days.

                  1.3 If the grievance is still not resolved or if the Executive still considers that he has not been fairly treated, he may appeal to Geoffrey Campbell, Senior Non Executive Director within 7 days.